UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2007

AMPEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20292	13-3667696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1228 Douglas Avenue

Redwood City, California 94063-3117

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:

(650) 367-2011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 13, 2007, Ampex Corporation (“Ampex” or the “Company”) received a notice from Hillside Capital Incorporated (“Hillside”) alleging that Ampex has breached the Hillside-Ampex/Sherborne Agreement dated December 1, 1994 (the “Hillside Agreement”), and further alleging that if this breach is not cured within ten days after delivery of the notice, i.e., by July 23, 2007, it will constitute an event of default under the Hillside Agreement, which would entitle Hillside to declare approximately $40 million of notes previously issued by Ampex to Hillside under the Hillside Agreement to be immediately due and payable.

Ampex does not agree that any breach has occurred, or that there is any basis for declaring a default under the Hillside Agreement or declaring the Hillside notes to be due and payable. Ampex has notified Hillside of its position, and intends to vigorously defend its position, if ultimately required to do so. Any acceleration of the notes by Hillside, unless waived or rescinded, could result in the occurrence of an event of default under certain of the Company’s other obligations, including approximately $7 million of its Senior Notes due 2008, which would entitle holders of such indebtedness to accelerate the maturity of those obligations.

The Hillside Agreement and the alleged breach are further described in Ampex’s press release dated July 19, 2007, a copy of which is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Ampex Corporation dated July 19, 2007.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

Date: July 19, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1*	Press Release of Ampex Corporation dated July 19, 2007.

*	Filed herewith.